UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 10, 2006

TELEMETRIX, INC.
(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER 000-14724

DELAWARE	470830931
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

7105 La Vista Place, Suite 100, Longmont, Colorado 80503
(Address of principal executive offices)

Registrant’s telephone number, including area code: 303-652-3279

1225 Sage Street, Gering, Nebraska 69341
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[    ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[    ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[    ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[    ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8. Other Events.

     Item 8.01. Other Events.

     The Federal Communications Commission has granted Telemetrix Inc.’s Petition for Declaratory Ruling that foreign ownership in excess of twenty-five percent (25%) will serve the public interest.

     Telemetrix is referred to herein as “we” or “us” or “our”.

     On August 10, 2006, the Federal Communications Commission (“FCC”) granted our petition for declaratory ruling that it is in the public interest to permit indirect foreign ownership in our wholly-owned subsidiary, Tracy Corporation II (“Tracy II”), in excess of the twenty-five percent (25%) benchmark set forth in Sections 310(b)(4) of the Communications Act of 1934, as amended. Tracy II holds 28 commercial mobile radio service licenses issued by the FCC. Specifically, Tracy II holds a Personal Communications Service license for Basic Trading Area 411, call sign KNLF 407, which serves the geographic area of Scottsbluff, Nebraska and western Wyoming; and 27 paging and mobile telephone licenses serving various locations for western Nebraska, eastern Wyoming, and northeastern Colorado.

     We filed our petition with the FCC in May 2005, together with an application for FCC consent to transfer control of Telemetrix and Tracy II to a group of shareholders consisting of certain existing foreign shareholders of Telemetrix, and new foreign investors. Our petition requested that the FCC approve 70.76% indirect foreign ownership of Tracy II that would result from a proposed transfer of control.

     More specifically, we request that the FCC approve foreign ownership in Telemetrix as follows:

     1.    Hartford Holdings Ltd. – 8.03%, and certain related individuals and entities (in the aggregate 2.2%);

     2.    Becker Capital Management LLC (“BCM”) – 23.1%;

     3.    TowerGate Finance Ltd. (“TGF”) – 11.09%; and

     4.    Nyssen LP – 26.07%.

     Hartford Holdings Ltd. is a Cayman Islands, British West Indies corporation wholly-owned and controlled by Mr. William W. Becker, a citizen of Canada. Mr. William W. Becker is our Chairman of the Board and Acting CEO. BCM is a Colorado limited liability company whose sole member is Larry L. Becker, son of William W. Becker. Larry L. Becker is also a citizen of Canada. TGF is a wholly-owned subsidiary of TowerGate Ltd., and both TGF and its parent are organized under the laws of the United Kingdom. TowerGate Ltd. is majority owned and controlled by Matthew Hudson, a British subject. Nyssen LP is a United Kingdom limited partnership that is controlled by Mr. Hudson and his wife, Katherine Hudson, also a British subject. Canada and the United Kingdom, including the Cayman Islands, are world trade organization (“WTO”) countries.

     The FCC ruled that it would not serve the public interest to prohibit the indirect foreign ownership of Telemetrix in excess of the 25% benchmark of Section 310(b)(4) of the Communications Act. The FCC’s ruling specifically permits Tracy II to be owned indirectly by Hartford Holdings Ltd. and its Canadian shareholder, William W. Becker, up to and including 8.30% of our equity and voting interest; certain related individuals (William W. Becker, Larry Becker, and Loren Becker who are Canadian citizens; and Christine Becker, wife of William W. Becker, who is a British subject, individually or through BCM, a Colorado limited liability company, up to and including 23.22% of our equity and voting interest; TGF and TowerGate Ltd., each of which is a corporation formed under the laws of the United Kingdom, and TowerGate Ltd’s majority shareholder, Matthew Hudson, a British subject, up to and including 11.09% of our equity and voting interest; and Nyssen LP, a United Kingdom limited partnership owned and controlled by Matthew and Katherine Hudson, British subjects, up to and including 26.07% of our equity and voting interest.

     In addition to these foreign equity and voting interest, Tracy II may also accept up to and including an additional aggregate twenty-five percent (25%) indirect equity and/or voting interest from the above-named foreign investors, or other foreign investors, without seeking further FCC approval, subject to the following conditions:

     1.    No single foreign investor, with the exception of Nyssen LP, may acquire an indirect equity or voting interest in Tracy II in excess of twenty-five percent (25%) without prior FCC approval; and

     2.    Tracy II shall seek FCC approval before it accepts any additional indirect equity or voting interest in Nyssen LP, other than that specifically approved as described above. Compliance with this ruling requires that Tracy II count the following foreign equity and ownership interest as part of the additional aggregate twenty-five percent (25%) amount it may accept from foreign investors without first seeking FCC approval: the 2.08% interest attributable to Wyse Investments Ltd., Vintage Investments Ltd., Ionian Investments Ltd., and Ardara Investments Ltd; and .64% attributable to the minority shareholder TowerGate Ltd.

     Our foreign ownership will change from time to time as existing and new shareholders acquire additional shares of our common stock and/or preferred stock. Accordingly, the FCC has instructed us to monitor our foreign ownership on a regular basis so we can advise the FCC of any significant changes and make application for FCC consent to additional foreign ownership, if necessary.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

August 21, 2006

Telemetrix Inc.

By:       /s/ William Becker
          William Becker
          Chief Executive Officer (Principal Executive Officer)